EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is being made as of this July 1, 2022 between Transportation and Logistics Systems, Inc., a Nevada corporation (the “Corporation”), having its principal offices at 5500 Military Trail, Suite 22-357, Jupiter, Florida 33458, and James Giordano (the “Employee”) an individual with an address at [address redacted].

W I T N E S S E T H:

WHEREAS, the Employee has been employed by the Corporation since January 3, 2022 pursuant to which, under the terms of a letter agreement dated November 10, 2021 (“Letter Agreement”).

WHEREAS, the Corporation wishes to convert the Letter Agreement into this Employment Agreement, effective as of the execution of this Employment Agreement, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment; Term of Employment.

The Corporation hereby employs Employee and Employee agrees to serve the Corporation as its Chief Financial Officer (“CFO”), upon the terms and conditions contained herein, until December 31, 2025, unless terminated sooner pursuant to the terms hereof (the “Employment Term”).

2. Duties and Powers as Employee.

(a) During the Employment Term, Employee shall be employed by the Corporation as its CFO and shall have such powers and duties as are commensurate with such positions and as may be reasonably conferred upon him from time to time by the Board of Directors of the Corporation (the “Board”) and the Chief Executive Officer. You agree to devote a majority of your business attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests, a primary goal of which is to increase shareholder value. Employee shall be subject to the direction of the Board of Directors of the Corporation.

(b) As CFO of the Board of Directors, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you by the Board, such as providing leadership and direction to the Board, facilitate the operations and deliberations of the Board and the satisfaction of the Board’s functions and responsibilities under its mandate, and assume responsibility for the strategic initiatives of the Company.

(c) As CFO, your primary responsibilities managing the overall financial and accounting operations and resources of the Company, acting as the main point of communication between the CEO and financial and accounting.

(d) Your principal place of employment shall be the New York Metropolitan area and you will not be required to relocate. You may be required periodically to travel in connection with the contemplated acquisition program of the Company, meetings of the Board or other normal business reasons.

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3. Compensation.

Base Salary

In consideration of your services, you will be paid an initial base salary fee of $250,000 per year (the “Base Salary”), subject to review by the compensation committee annually, payable in accordance with the Company’s payroll practices. Current base compensation and bonus adjustments aside, in addition, the Compensation Committee of the Board of Directors will annually review your base compensation for increases based upon the Company’s overall performance.

2022 Bonuses

Calendar year 2022 bonus milestones (“Bonus Milestones”) equal to a maximum of 50% of your Base Salary would to be paid to you based upon achieving certain results for:

(i) Uplist – Should the Company uplist to NASDAQ or the NYSE, then you will receive a bonus of 8.33% of your Base Salary, or $20,832.50;

(ii) Revenues – if the Company achieves run-rate revenues of $100,000,000 for the calendar year 2022 you will receive a bonus of 8.33% of your Base Salary or $20,832.50;

(iii) EBITDA – for the calendar year 2022, if the Company achieves positive EBITDA (which excludes any expenses associated with derivative liabilities, executive compensation based on equity awards or any other non-cash expense that is unrelated to the operating business) as reported in the Company’s quarterly 10Q’s and/or 10K, you will receive a quarterly bonus of $7,812.50, up to a maximum of 8.33% of your Base Salary or $20,832.50. Such bonus(es) can be achieved on a quarterly, aggregate YTD and/or aggregate annual basis;

(iv) Market Capitalization - if at anytime, on or before December 31, 2022 the Company’s market capitalization reaches $125,000,000 (based on the closing price of the outstanding equity for thirty (30) consecutive trading days, you will be paid a bonus of 8.33% of your Base Salary or $20,832.50; and

(v) Capital Raise – if at anytime within calendar year 2022, the Company raises an aggregate of $10,000,000 of equity capital (excluding any remaining Schedule G Preferred Shares, but including any funds raised on any Series E, Series G or other existing Warrants), the Employee will receive a bonus of 8.33% of your Base Salary or $20,832.50; and

(vi) Discretionary – based upon your overall performance during the calendar year, you may be entitled to a discretionary bonus of up to 8.33% of your Base Salary or $20,832.50 at the recommendation of the CEO and the approval of the Board (or Compensation Committee) based upon your overall performance.

Any such Bonuses awarded may be payable in cash or RSU’s as mutually agreed upon by you and the Company.

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2023, 2024 and 2025 Bonuses

Notwithstanding the foregoing, in addition to your base compensation, your bonus structure shall be reviewed annually, but in no case later than sixty (60) days prior to the end of each calendar year and renegotiated in good faith to establish the bonus criteria and bonus amounts for each of the above milestone categories.

4. Benefits

As an employee, you are eligible to participate in any employee benefit plans and programs generally available to the Company’s executives, including health and other benefits or allowances, subject to the terms and conditions of such plans and programs, provided however, that the Company shall pay the premiums associated with the Executive’s participation in the Company’s medical and dental plans.

However, if you ultimately elect not to participate in the Company’s plans, the Company will continue to will reimburse you for 100% of the monthly cost for your current health insurance premium.

Prior to the execution of this Agreement, you were granted Restrictive Stock Units (“RSUs”), or other forms of equity as determined by the Compensation Committee for 2022. As part of your annual compensation review, the additional RSUs may granted to you by the Compensation Committee for each of the years of this Agreement.

5. Expenses; Vacations; Personal Days.

(a) During the Term hereof, Employee shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Corporation.

(b) During the Term hereof, Employee shall be entitled to paid vacation time in accordance with then regular procedures of the Corporation governing employees as determined from time to time by the Corporation’s Board of Directors. At this time, the Employee is entitled to four (4) weeks of vacation per calendar year. Any unused vacation time (or accrued vacation pay) will be carried over to ensuing calendar years.

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(c) During the Term hereof, Employee shall be entitled to five (5) personal days each calendar year. Employee shall not be permitted to take more than two (2) consecutive personal days, whether or not such days are in different calendar years. Any unused personal days may not be carried over to ensuring calendar years.

(d) You will be entitled to receive an $800 per month automobile allowance.

(e) You will be reimbursed for professional and organizations and certifications up to $1,000 per calendar year.

6. Representations and Warranties of Employee. Employee represents and warrants to the Corporation that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Corporation hereunder.

7. Confidentiality; Non-Competition.

(a) Except in connection with Employee’s employment with the Corporation, Employee will not, directly or indirectly, use for himself or disclose to any other person or entity any confidential information concerning the Corporation for any purpose whatsoever, without the prior written consent of the Board of Directors of the Corporation. For purposes of this Agreement, “confidential information” shall not include information that: is or becomes a part of the public domain (other than by a breach of this Agreement), is or was rightfully received by Employee from a third party not obligated to hold such information confidential; and/or is required by law to be disclosed.

(b) For a period of two (2) years from the date of termination of Employee’s employment with the Corporation, except in connection with Employee’s employment with the Corporation, Employee shall not: (i) serve as or become an employee, officer, director, shareholder, consultant, partner, owner, lender, principal, member, agent or otherwise, of any entity that is conducting or intends to conduct a business which is the same as or substantially similar to or competitive with the business of the Corporation; (ii) individually or with others solicit, attempt to obtain, divert or accept business from, or perform any service for, any client/customer of the Corporation; (iii) individually or with others, solicit or attempt to solicit, employ or retain any employees, representatives or agents of the Corporation; or (iv) individually or with others solicit or attempt to solicit services of any supplier of the Corporation in connection with any business activity that competes with the business of the Corporation. For the purposes of this Section 6, a business shall be deemed to compete with the business of the Corporation if such business provides the services the Company’s the Company provides at the time of Employee’s termination. As used herein, the term, Corporation, shall include any subsidiary of the Corporation and any successor to the Corporation or any such subsidiaries.

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(c) Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Employee from purchasing and holding as an investment not more than 5% of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with the Corporation and of which he is not a consultant, employee, officer, or director.

(d) Employee is agreeing to these provisions in consideration of the agreement of the Corporation to enter into the other provisions of this Agreement.

(e) Employee agrees that any claim for breach of this Section 7 against Employee may be brought by the Corporation, or any subsidiary or affiliate of the Corporation in lieu of the Corporation. Employee shall not raise any failure of the Corporation or any such subsidiary or affiliate to qualify as a foreign corporation to conduct business in any given jurisdiction as a defense to any action brought by the Corporation or any such subsidiary or affiliate.

(f) Employee acknowledges and agrees that the covenants contained in this Section 7 are fair and reasonable and of a special unique character which gives them peculiar value and the Corporation would not have entered into this Agreement without such covenants being made. However, if any such covenants shall be determined by any court to be invalid by reason of their duration or geographical scope, such duration or geographic scope, or both, as the case may be, shall be considered to be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity. Employee further acknowledges that monetary damages alone will not be an adequate remedy for any breach by him of any of the covenants contained in this Section 7, and accordingly, Employee expressly agrees that, in addition to all other remedies which the Corporation has, the Corporation shall be entitled to injunctive relief, both preliminary and permanent, in any court of competent jurisdiction and shall not be required to post a bond or other security in connection with any such action.

(g) Employee acknowledges that the limitations set forth in this Section 7 shall not prevent Employee from earning a livelihood after Employee leaves the Corporation’s employ, but simply prevent unfair competition against the Corporation for a limited period.

8. Patents; Copyrights. Any interest in patents, patent applications, inventions, copyrights, developments, and processes (“Inventions”) which Employee during the period he is employed by the Corporation under this Agreement may develop relating to the fields in which the Corporation may then be engaged shall belong to the Corporation; and forthwith upon request of the Corporation and at no cost to the Corporation, Employee shall execute all such assignments and other documents and take all such other action as the Corporation may reasonably request in order to vest in the Corporation all of his right, title, and interest in and to such Inventions, free and clear of all liens, charges, and encumbrances.

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9. Termination.

(a) Employee may not be terminated by the Company except for Cause prior to the end of the Term. For purposes of this Agreement, “Cause” means any of the following: (i) your engaging in any material acts of fraud, theft, or embezzlement in connection with the performance of his duties hereunder; (ii) your conviction for any felony, including any plea of guilty or nolo contendere; and/or (iii) your providing services, in any capacity, to a business that is in direct competition with the Company.

(b) In the event that Employee shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his essential duties hereunder, with or without reasonable accommodations, for a period of three (3) months (a “Permanent Disability”), then this Agreement may be terminated by the Corporation, in its sole discretion, upon the expiration of such three (3) month period, at which time the terms of Section 9 shall apply. In such event, the Corporation shall continue to pay Employee’s Salary as in effect at the time of such disability for a period of three (3) months from the date of such disability; provided, that such amounts shall be offset by any amounts otherwise paid to Employee under the Corporation’s then-existing disability program, if any. As stated in Section 4(b) hereof, Employee shall be responsible for obtaining his own disability insurance policy, however, the Corporation may elect, in the sole and absolute discretion of the Board of Directors, to supplement such disability policy.

(d) In the event that Employee shall die, then this Agreement shall terminate on the date of his death, and no post-death compensation shall be payable to him hereunder, except for earned but unpaid Salary, earned bonuses, vested benefits, if any, and as may otherwise be provided under the Employment Agreement.

(e) In the event that this Agreement is terminated pursuant to a “For Cause Termination” pursuant to Section 8(a), then Employee shall be entitled to receive only his Salary at the rate provided in Section 3 to the date on which termination shall take effect and payment of any accrued but unpaid bonuses earned, accrued vacation pay any another vested benefits.

(f) In the event Employee voluntarily resigns from the Corporation during the Employment Term, this Agreement shall terminate effective upon the date such termination shall take effect and Employee shall be entitled to receive only his Salary to the date on which the termination shall take effect and payment of any accrued but unpaid bonuses earned, accrued vacation pay and any other vested benefits.

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10. Separation Pay

If the Employment Agreement is terminated by the Company without Cause (including as a result of the Executive’s death or Disability), by you for Good Reason, or the Employment Term is not renewed by the Company at the end of the Employment Term, then the Company shall: (i) continue to pay to Executive one-twelfth (1/12) of the annual Base Salary each month for a twelve month (12) month period commencing on the first scheduled payroll date immediately following the Termination Date, at the rate in effect at the time of termination, payable in accordance with the Company’s normal payroll practices; (ii) pay to you a single lump sum payment of all accrued but unpaid bonuses earned, such amount payable on the first scheduled payroll date immediately following the Termination Date; (iii) pay to you a single lump sum payment of all accrued but unpaid vacation pay or other benefits earned; and (iv) to the extent unvested, fully accelerate the vesting of any outstanding options or equity grants such that all outstanding options and/or equity grants are fully vested as of the Termination Date.

For purposes hereof, “Good Reason” shall mean any one of the following: (i) the material reduction of Employee’s base compensation, bonus milestones and/or bonus potential, and/or stock option grant; (ii) the material reduction of Employee’s duties and responsibilities as set forth herein (including material reduction in status. material reduction in offices and/or a requirement to report to any person or entity other than the Board of Directors of the parent Company; (iii) the Company’s material breach of this Agreement; or (iv) a change in Employee’s place of work.

Executive will not be deemed to have Good Reason unless (i) Employee first provides the Board with written notice of the condition giving rise to Good Reason within thirty (30) days of its initial occurrence (ii) the Company fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (iii) Employee’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

11. Dispute Resolution. In the event of any dispute arising out of this Agreement, whether such dispute gives rise to a cause of action sounding in contract and/or tort, and/or whether based on a statute or case law, including, without limitation, the breach of the covenant of “good faith” and “fair dealing,” or otherwise, the parties agree to submit any and all such dispute(s) (if any) to final and binding arbitration pursuant to the Rules of the American Arbitration Association with the venue of all arbitration hearing(s) to be in New York, New York, or such other place(s) within the State of New York as the parties may agree to in writing. Judgment upon the award rendered by the arbitrator may be entered in any New York court having jurisdiction thereof. Each party shall be responsible for its own fees and expenses associated with the arbitration and the parties shall equally share the costs of the arbitration.

12. Merger, Etc. In the event of a future disposition of the properties and business of the Corporation, substantially as an entirety, by merger, consolidation, sale of assets, sale of stock, or otherwise (each, a “Change of Control Event”), then the Corporation may elect to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity provided that the acquiring or surviving entity agrees in writing to be bound by the terms and conditions of this Agreement, or the Employee shall be entitled to receive a lump sum payment immediately upon the Change of Control Event, in amount equal to: (i) the greater of the remaining base salary under the Employment Term or two years of the then base compensation; (ii) the average bonuses earned during the Employment and Consulting Term and through the date of the Change of Control; and (iii) any accrued but unpaid bonuses, vacation pay and other benefits. Moreover, any unvested equity grants, whether in the form of options, RSU’s or other equity instrument, will automatically become fully vested upon any Change of Control Event irrespective of whether or not this Agreement is assumed by an acquiring or surviving entity.

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13. Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

14. Entire Agreement and Modification. This Agreement, set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

15. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, Express Mail, or similar overnight delivery, or courier service or delivered in person or by facsimile, or similar telecommunications equipment against receipt to the party to whom it is to be given at the address of such party set forth in this Section 13 (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14).

Employee:	James Giordano
[Address Redacted]
(E) james.giordano@tlss-inc.com

Corporation:
Sebastian Giordano
5500 Military Trail
Suite 22-357
Jupiter, Florida 33458
(C) 917.873.3265
(E) sebastian.giordano@tlss-inc.com

Such addresses may be changed by notice given as provided in this Section 14. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received no later than three (3) business days following the date of sending.

16. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party providing such waiver.

17. Binding Effect. Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives and shall be binding upon and inure to the benefit of the Corporation and its successors and those who are its assigns.

18. Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such State’s rules governing the conflicts of laws. Venue shall be in New York County, New York.

20. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one agreement notwithstanding that all signatories are not signatories to the original or the same counterpart. Any signature page delivered by fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Transportation and Logistics Systems, Inc.:	Employee:

By:	By:
Name:	Name:
Title:

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